Exhibit 99.1

eXoZymes Awarded $2 Million NIH Grant to Advance Cannabinoid Analogs for Drug Discovery

Award allows eXoZymes to expand its portfolio of proprietary new-to-nature molecules and potential future pharmaceutical assets and validates the Company’s ability to make rare cannabinoids and new cannabinoid-like molecules.

NIH-backed work on the two-year grant is expected to begin on July 1, 2026, and represents the second biosolution in eXoZymes’ pipeline after NCT advancing towards partnership and commercialization.

Total non-dilutive funding awarded to eXoZymes is now almost $20 million, validating the scalable nature of the Company’s platform

LOS ANGELES, CA – June 24, 2026 – eXoZymes Inc. (NASDAQ: EXOZ) – a pioneer of AI-enhanced enzymes that enable scalable manufacturing of nutraceuticals and novel pharmaceuticals – today announced that it has received a Notice of Award from the National Institute of General Medical Sciences (NIGMS) of the National Institutes of Health (NIH) for a Phase IIB Small Business Innovation Research (SBIR) grant totaling $2,028,518.

The NIH funded work is expected to begin July 1, 2026, and will support eXoZymes’ program to make rare cannabinoids and engineer cannabinoid analogs, which are modified versions of cannabinoids designed for pharmaceutical evaluation.

The grant comes as rare and minor cannabinoids are drawing broader commercial attention with the U.S. minor cannabinoids market forecasted to grow from approximately $11.5 billion in 2023 to $33.3 billion by 2030, representing a compound annual growth rate of approximately 15%.

The anticipated market growth can be attributed to a large and expanding body of research that shows the endocannabinoid system in humans is an unusually broad range of receptors, pointing to wide-ranging potential for clinical benefit. Yet, most rare cannabinoids with therapeutic potential occur in plants only in trace amounts, and seldom at the purity needed for meaningful commercialization. eXoZymes’ cell-free platform is designed to produce these molecules outside living cells reliably, abundantly, and at high purity to then use as starting points for new analogs that can have improved drug-like properties.

“The hardest part of cannabinoid drug discovery has always been a supply and purity problem - the most interesting molecules are the ones nature makes the least of. Our platform is built to change that. Once we can reliably produce the naturally occurring cannabinoids, we can engineer new-to-nature analogs around them that are more potent and better suited to pharmaceutical drug development than what is available today,” said Michael Heltzen, CEO of eXoZymes, and continues, “After the profound progress we have made with NCT, this award demonstrates how our patented cell-free approach now adds a second biosolution to our pipeline and creates new opportunities for pharmaceutical partners. This is a key milestone that demonstrates our repeatable development engine of future licensing and partnering opportunities - a key feature in creating additional proprietary molecules without diluting shareholders.”

Under the awarded program, eXoZymes will pursue three primary objectives:

1.	Advanced development of expression systems for cannabinoid cyclase enzymes.
2.	Strategic expansion of the range of analogs the company can produce.
3.	Preclinical evaluation of the Company’s existing cannabinoid library using established biological targets - receptor-binding assays - supported by in-house scale capability.

“As indicated by the high growth rate of the rare cannabinoids market, we are witnessing a transition from an industry built around cultivating and extracting a handful of naturally abundant cannabinoids to one powered by biotechnology and molecular design,” said Tyler Korman, PhD, co-founder and Chief Scientific Officer of eXoZymes and Principal Investigator on the award.

Korman continues, “Rare cannabinoids show great promise, but researchers have been severely limited by supply. Our goal is to develop proprietary enzyme-based manufacturing technologies designed to produce rare and novel plant-derived cannabinoids at pharmaceutical grade. These capabilities can then lead to a pipeline of drug candidates targeting significant unmet medical needs and generate the preclinical data required to advance them toward the clinic. This work is challenging and the NIH support helps us accelerate development with scientific rigor to open up a much larger landscape of molecules that could become tomorrow’s medicines.”

The grant, titled “SimplePath IIB: Pre-clinical Development of Cannabinoid Analogs” is funded through the National Institute of General Medical Sciences (NIGMS) and includes $1,034,289 for the initial budget period and $994,229 for the second year, subject to continued progress and funding availability. eXoZymes will serve as the prime award recipient, with co-founder and CSO Dr. Tyler Korman serving as Principal Investigator. The program includes a sub-award to the laboratory of Dr. Vikram Shende at Occidental College. The award brings total non-dilutive funding awarded to eXoZymes and its predecessor programs to $19.7 million.

Funding Acknowledgment

Research reported in this release was supported by the National Institute of General Medical Sciences of the National Institutes of Health under Award Number R44GM159516. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.

About eXoZymes

Founded in 2019, eXoZymes is pioneering a cell-free biomanufacturing platform that uses AI-enhanced enzymes - called exozymes - to make valuable natural products and new analogs outside living cells. The company’s platform is designed to replace inefficient extraction and petrochemical processes with a scalable way to produce high-value molecules for nutraceutical and pharmaceutical markets.

eXoZymes is building a portfolio of biosolutions across cannabinoid analogs, santalene and other high-value molecules, with potential commercialization paths that include partnerships, licensing and joint ventures. Learn more at exozymes.com

eXoZymes Safe Harbor

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely,” “potential,” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Actual results could differ materially for a variety of reasons. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of eXoZymes’ quarterly reports on Form 10-Q, annual reports on Form 10-K, and other documents filed by eXoZymes from time to time by the company with the Securities and Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and eXoZymes assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. eXoZymes does not give any assurance that it will achieve its expectations.

eXoZymes contact

Lasse Görlitz, VP of Comms & IR

(858) 319-7135

press@exozymes.com

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